Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Media Relations	Investor Relations
Lucy Millington	Karin Cellupica
978-614-8240	978-614-8615
lmillington@sonusnet.com	kcellupica@sonusnet.com

SONUS NETWORKS ANNOUNCES PRELIMINARY FINANCIAL RESULTS

FOR THIRD QUARTER 2008

WESTFORD, MA, October 7, 2008 - Sonus Networks (Nasdaq: SONS), a market leader in IP communications infrastructure, today announced that based on its review to date, the Company expects to report a significant decrease in year-over-year revenue for the quarter ended September 30, 2008.  The Company further expects that its year-over-year revenue for the full year 2008 will decrease from the full year 2007.

The Company continues to maintain a solid financial base, ending the third quarter with no debt and with cash, cash equivalents, marketable securities and long-term investments totaling more than $400 million, up from approximately $398 million at the end of the second quarter 2008.

“We are disappointed with our expected revenue for the third quarter and the second half of 2008,” said Richard Nottenburg, president and CEO of Sonus Networks.  “Our business experienced weakness toward the end of the quarter, due to several factors including the challenging environment.  We expect this to continue for the foreseeable future.”

The Company will provide additional financial details for the three and nine months ended September 30, 2008 in its quarterly earnings release and conference call, scheduled for November 6, 2008.  Information regarding the conference call details will be provided at a later date.

About Sonus Networks

Sonus Networks, Inc. is a market leader in IP communications infrastructure for wireline and wireless service providers.  With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus’ voice infrastructure solutions are deployed in service provider networks worldwide.  Founded in 1997, Sonus is headquartered in Westford, Massachusetts.  Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions; actions that may be taken by significant shareholders; risks associated with our international expansion; and the impact the current global financial market conditions may have on the telecommunications industry. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.